Exhibit 99.9

Advanced Semiconductor Engineering, Inc.
FOR IMMEDIATE RELEASE

Contact:
ASE, Inc.
Room 1901, No. 333, Section 1	Freddie Liu, Vice President
Keelung Road, Taipei, Taiwan, 110	ir@aseglobal.com

Tel: + 886.2.8780.5489
Fax: + 886.2.2757.6121
http://www.aseglobal.com

ADVANCED SEMICONDUCTOR ENGINEERING, INC. PRESS RELEASE

Taipei, Taiwan, R.O.C., February 15, 2007 - Advanced Semiconductor Engineering, Inc. (TAIEX: 2311, NYSE: ASX) (hereinafter “ASE”, or the “Company”) today announced that it has been informed by The Carlyle Group and Jason Chang the Chairman and the Chief Executive Officer of ASE, that The Carlyle Group has agreed to terminate, with immediate effect, the exclusivity, expense reimbursement and break-up fee arrangements previously entered into between Mr. Chang and The Carlyle Group on November 16, 2006 in connection with the potential offer by a consortium of investors led by The Carlyle Group for all of the outstanding common shares of ASE (the “Potential Offer”). As announced on November 29, 2006, ASE authorized director TC Cheng to form an evaluation committee (the “Evaluation Committee”) to evaluate the Potential Offer. The termination of these arrangements was requested by the Evaluation Committee and Mr. Chang.

NOTICE TO INVESTORS: Discussions between ASE and the Consortium remain ongoing and have not been completed and there can be no assurance that an offer will ultimately be made by the Consortium or what the ultimate terms of such an offer would be. Shareholders and potential investors in the Company are therefore advised to exercise caution in dealing in the shares of the Company. A further announcement by ASE will be made at an appropriate time.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities by any person. The potential offer for the outstanding shares of ASE described in this announcement has not commenced. Any offers to purchase or solicitations of offers to sell, if ultimately made, will be required to be made in accordance with Taiwan law, including without limitation a tender offer filed with the Financial Supervisory Commission (“FSC”) of Taiwan. In addition, such offers or solicitations will be required to be made pursuant to offer documents filed with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with U.S. securities laws.

The offer documents required under Taiwan and U.S. laws, including ASE's recommendation statement, will contain important information, and shareholders and potential investors are urged to read them carefully when they become available before making any decision with respect to any offer. Those materials will be made available to all shareholders of ASE at no expense to them on the FSC’s website (http://www.fscey.gov.tw), Taiwan’s Market Observation Post System (http://newmops.tse.com.tw) and the SEC’s website (http://www.sec.gov).

Safe Harbor Notice

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although these forward-looking statements, which may include statements regarding our future results of operations, financial condition or business prospects, are based on our own information and information from other sources we believe to be reliable, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan” and similar expressions, as they relate to us, are intended to identify these forward-looking statements in this press release. Our actual results of operations, financial condition or business prospects may differ materially from those expressed or implied in these forward-looking statements for a variety of reasons, including risks associated with cyclicality and market conditions in the semiconductor industry; demand for the outsourced semiconductor packaging and testing services we offer and for such outsourced services generally; the highly competitive semiconductor industry; our ability to introduce new packaging, interconnect materials and testing technologies in order to remain competitive; our ability to successfully integrate pending and future mergers and acquisitions; international business activities; our business strategy; general economic and political conditions; possible disruptions in commercial activities caused by

Advanced Semiconductor Engineering, Inc.

natural or human-induced disasters; our future expansion plans and capital expenditures; the strained relationship between the Republic of China and the People’s Republic of China; fluctuations in foreign currency exchange rates; and other factors. For a discussion of these risks and other factors, please see the documents we file from time to time with the Securities and Exchange Commission, including our 2005 Annual Report on Form 20-F filed on June 19, 2006.